Exhibit 10.15

UNITED COMMUNITY BANKS
MODIFIED RETIREMENT PLAN
(As Amended and Restated Effective as of January 1, 2016)
Pursuant to the authorization of its Board of Directors, UNITED COMMUNITY BANKS, INC. ("the Company"), a Georgia bank holding company located in Blairsville, Georgia, established the United Community Banks Modified Retirement Plan (the "Plan"), effective as of January 1, 2004 and amended and restated the Plan effective as of January 1, 2005 to address Section 409A. The Company does hereby amend and restate the Plan, effective as of January 1, 2016 (referred to as the "Effective Date"), to clarify the determination and time of payment of a Participant’s benefits under the Plan. If and to the extent this amendment and restatement of the Plan increases any payments to be made under the Plan, the increase shall only be applied on a prospective basis with respect to payments to be made after the execution of this amended and restated Plan with respect to Employees who remain employed as of January 1, 2016. All other amounts will continue to be paid consistent with the terms of the Plan in effect when the payments commenced and/or at the time the Participant terminated employment.
The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated Employees who contribute materially to the continued growth, development and future business success of the Company and its Subsidiaries that participate in this Plan. This Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").
ARTICLE 1
DEFINITIONS
The following words and phrases shall have the following meanings, unless the context requires otherwise:
1.1    "Accrued Benefit" is the product of the Participant’s Annual Target Benefit multiplied by a fraction, not to exceed one, the numerator of which is the Participant's actual number of Years of Service and the denominator of which is the Participant's potential number of Years of Service to Normal Retirement Age (determined beginning on the Participant's hire date and continuing as if the Participant continued employment with the Employer until his Normal Retirement Age), provided that the Plan Administrator may provide on an Appendix or a Participation Agreement applicable to a Participant for a different method to determine the Accrued Benefit fraction through adjustment of the Participant's hire date or otherwise.
1.2    "Actuarial Equivalent" means an actuarial equivalent value of an amount payable in a different form or at a different date computed on the basis of the following actuarial assumptions:
Mortality:    GAR 94 unisex mortality table
set forth in Revenue Ruling 2001-62
Interest Rate:    7.00%
As the Plan Administrator deems necessary, in its sole discretion, the above actuarial assumptions may be adjusted from time to time, and no Participant shall be deemed to have any right, vested or nonvested, regarding the continued use of any previously adopted actuarial assumptions.
1.3    "Annual Early Retirement Target Benefit" means the annual target benefit, if any, set forth in the Participant's Participation Agreement which is to become payable if the Participant terminates employment on or after attaining Early Retirement Age but prior to Normal Retirement Age.
1.4    "Annual Target Benefit" means the annual target benefit set forth in the Participant’s
Participation Agreement which is to become payable if the Participant terminates employment on or after attaining Normal Retirement Age.
1.5    "Beneficiary" means a Participant's designated Eligible Spouse or other person entitled to benefits, if any, upon the death of a Participant determined pursuant to Articles 3 and 4.
1.6    "Beneficiary Designation Form" means the form established from time to time by the
Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to designate a Beneficiary.
1.7    "Board" means the Board of Directors of the Company as from time to time constituted.
1.8    "Change in Control" means for purposes of the Plan any of the following:

(A)
The acquisition (other than from the Company) by any Person of Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Company's then outstanding voting securities; provided, however, that for purposes of this Section 1.7, Person shall not include any person who on January 1, 2004 owned ten percent (10%) or more of the Company's outstanding securities, and a Change in Control shall not be deemed to occur solely because twenty percent (20%) or more of the combined voting power of the Company's then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one (1) or more employee benefit plans maintained by the Company or any of its Subsidiaries, or (ii) any corporation, which, immediately prior to such acquisition, is owned directly or indirectly by the shareholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

(B)
Consummation by the Company of (1) a merger or consolidation involving the Company if the shareholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation, or (2) a complete liquidation or dissolution of the Company or the sale or other disposition of all or substantially all of the assets of the Company.

(C)
A change in the composition of the Board such that the individuals who, as of January 1, 2004, constitute the Board (such Board shall be hereinafter referred to as the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 1.7 that any individual who becomes a member of the Board subsequent to January 1, 2004 whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, including any successor to such Rule), or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, shall not be so considered as a member of the Incumbent Board.

Notwithstanding anything else to the contrary set forth in this Plan, if (i) an agreement is executed by the Company providing for any of the transactions or events constituting a Change in Control as defined herein, and the agreement subsequently expires or is terminated without the transaction or event being consummated, and (ii) Participant's employment did not terminate during the period after the agreement and prior to such expiration or termination, for purposes of this Plan it shall be as though such agreement was never executed and no Change in Control event shall be deemed to have occurred as a result of the execution of such agreement.

1.9    "Change in Control Benefit" means the benefit as set forth in Section 3.7. 1.10 "Code" means the Internal Revenue Code of 1986, as amended.
1.11 "Company" means United Community Banks, Inc., a bank holding company organized under the laws of Georgia.
1.12 "Disability" means the Participant has been determined to be "Disabled" (i) under the Company's long-term disability plan covering the Participant, provided the definition of disability in such plan complies with the standards consistent with the requirements of Section 409A, or (ii) in accordance with standards consistent with the requirements of Section 409A.
1.13 "Disability Retirement Benefit" means the benefit set forth in Section 3.5.
1.14 "Early Retirement Age" means, if provided for in the Participation Agreement with respect to a Participant, the Participant reaching the designated age and completing the number of Years of Service as set forth in the Participation Agreement applicable to such Participant that will entitle the Participant to receive the Participant’s Early Retirement Benefit. If the Participant meets these requirements at Participant’s Termination of Employment, but has not attained Normal Retirement Age, then the Early Retirement Benefit in the Participation Agreement is applicable. If the Participant does not meet the designated age and number of Years of Service that constitute the Participant’s Early Retirement Age at Participant’s Termination of Employment (or if no Early Retirement Age and Early Retirement Benefit is provided for in the Participant’s Participation Agreement), then the Participant shall not be eligible for, and shall not be entitled to receive, any Early Retirement Benefit.
1.15 "Early Retirement Benefit" means the annual benefit payable to the Participant as set forth in Section 3.3 if, first, the Participant is designated with an Early Retirement Age and an Annual Early Retirement Target Benefit in their Participation Agreement and then, second, at Termination of Employment the Participant has attained the Participant’s Early Retirement Age but not the Participant's Normal Retirement Age.
1.16 "Election Form" means the form established from time to time by the Plan Administrator that a Participant completes, signs and returns to the Plan Administrator to make elections under the Plan.
1.17 "Eligible Spouse" means the individual to whom the Participant is legally married on the earlier of the Participant's date of benefit commencement or date of death.
1.18 "Employee" means a person who is an active employee of an Employer.
1.19 "Employer" means the Company and any of its Subsidiaries (now in existence or hereafter formed or acquired) that have been designated by the Board to participate in the Plan.
1.20 "Named Executive Officer" means the principal executive officer, the principal financial officer and the next three most highly paid executive officers of the Company as of the end of the most recently completed fiscal year or expected to be as of the end of the fiscal year which includes the time of the determination, based on total compensation as determined under the Securities laws, which may include up to two more officers who would have been deemed to be named executive officers if they had still been serving as officers at the end of the applicable year.
1.21 "Normal Retirement Age" means, with respect to a Participant, the Participant reaching age sixty-five (65) and completing at least five (5) Years of Service.
1.22 "Normal Retirement Benefit" means the Annual Target Benefit payable to the Participant if the Participant at Termination of Employment has attained the Participant’s Normal Retirement Age, as set forth in Section 3.4.

1.23 "Participant" means any Employee (i) who is selected to participate in the Plan by the Plan Administrator (subject, where applicable, to ratification by the Compensation Committee), (ii) who elects to participate in the Plan, (iii) who signs a Participation Agreement and a Beneficiary Designation Form, (iv) whose signed Participation Agreement and Beneficiary Designation Form are accepted by the Plan Administrator, (v) who commences participation in the Plan, and (vi) whose Participation Agreement has not terminated.
1.24 "Participation Agreement" means a written agreement, as may be amended from time to time, which is entered into between a Participant and the Company. Each Participation Agreement executed by a Participant shall provide for the benefit to which such Participant is entitled under the Plan, the terms and conditions applicable to such benefit, and the Participation Agreement bearing the latest date of acceptance by the Plan Administrator shall govern such entitlement.
1.25 "Plan Administrator" means the Chief Executive Officer of the Company and individual(s) appointed by the Board as described in Article 6.1. In the absence of such appointment, the Employee Benefits Committee of the Company shall serve as the Plan Administrator.
1.26 "Plan Year" means the twelve (12) month period from January 1 to December 31. 1.27 "Pre-Retirement Death Benefit" means the benefit set forth in Section 3.8.
1.28 "Prior Plan" means the Executive Revenue Neutral Retirement Agreement or similar agreement covering a Participant which was replaced by and superseded in its entirety by the Plan and the Participation Agreement, effective as of January 1, 2005.
1.29 "Retirement Benefit" means the benefit payable as set forth in Section 3.4.
1.30 Section 409A" means Section 409A of the Code, as it may be amended from time to time, and the regulations and rulings thereunder.
1.31 "Subsidiary" means any corporation, partnership, limited liability company, joint venture or other entity in which the Company has, directly or indirectly, a fifty percent (50%) or greater voting interest.
1.32 "Termination for Cause" means, notwithstanding any provision of this Plan to the contrary, the Company shall not pay any benefit under this Plan, if the Company terminates the Participant's employment for Cause. Termination of the Participant's employment for "Cause" shall mean termination because of (i) willful misconduct on the part of a Participant that is materially detrimental to the Company; or (ii) the conviction of a Participant for the commission of a felony. The existence of "Cause" under either (i) or (ii) shall be determined by the Plan Administrator. Notwithstanding the foregoing, if the Participant has entered into an employment agreement that is binding as of the date of employment termination, and if such employment agreement defines "Cause," and/or provides a means of determining whether "Cause" exists, such definition of "Cause" and means of determining its existence shall supersede this provision. For purposes of this paragraph, no act or failure to act on the Participant's part shall be considered "willful" unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant's action or omission was in the best interest of the Company.
1.33 "Termination of Employment" means the date on which the Participant ceases to perform services for an Employer. Termination of Employment shall be construed consistent with the meaning of a “separation from service” as defined under Section 409A.
1.34 "Vested Accrued Benefit" means the Accrued Benefit payable to the Participant at the time the Participant attains Normal Retirement Age if the Participant at Termination of Employment has attained age fifty-five (55) and completed at least five (5) Years of Service but has not attained Early Retirement Age (if applicable) or Normal Retirement Age or incurred a Disability, as set forth in Section 3.2.

1.35 "Years of Service" means the twelve consecutive month period beginning on a Participant's date of hire with the Employer and any twelve (12) month anniversary thereof, during the entirety of which time the Participant is an Employee of an Employer. Service for partial years shall be calculated pro-rated based on the number of months completed. Service with a Subsidiary or other entity controlled by the Company before the time such entity became a Subsidiary or under such control shall not be considered a "Year of Service" unless the Plan Administrator specifically agrees to credit such service. In addition, the Plan Administrator in its discretion may provide on an Appendix or in a Participation Agreement for the grant of additional Years of Service in such circumstances where it deems such additional service appropriate and in the best interests of the Company.
ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1
Selection by Plan Administrator. Participation in the Plan shall be limited to a select group of management and highly compensated employees of the Employer, as determined by the Plan Administrator in its sole discretion. From that group, the Plan Administrator shall select the Employees to participate in the Plan (except that the designation of Named Executive Officers of the Company as Participants and the determination of their related Annual Target Benefit and, if applicable, Early Retirement Benefit, must be ratified by the Compensation Committee of the Board).

2.2
Enrollment Requirements. As a condition to participation, each selected Employee shall complete, execute and return to the Plan Administrator a Participation Agreement and a Beneficiary Designation Form. In addition, the Plan Administrator shall establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary or desirable.

2.3
Eligibility; Commencement of Participation. Provided an Employee selected to participate in the Plan has met all enrollment requirements set forth in this Plan and required by the Plan Administrator, that Employee will become a Participant in the Plan and will be eligible to receive benefits at the time and in the manner provided hereunder, subject to the provisions of the Plan.

2.4
Termination of Participation and/or Eligibility. If the Plan Administrator determines in good faith that a Participant no longer qualifies as a member of a select group of management or highly compensated employees, the Plan Administrator shall have the right, in its sole discretion, (i) to provide that the Participant shall cease accruing additional benefits hereunder and/or (ii) to terminate the Participant's participation in the Plan. A Participant who ceases active participation in the Plan as described herein but who remains employed shall only be entitled to receive the benefit accrued under the Plan before cessation of active participation, in accordance with the terms of the Plan, if the Participant is at least age 55 with five or more years of service, or has incurred a Disability, attained Early Retirement Age, if applicable, or attained Normal Retirement Age, in any such case by the time the Participant ceases active participation.

ARTICLE 3
BENEFITS

3.1
Plan Benefits. Each Participant's benefits under the Plan shall be limited to those described in this Article 3 and the Participation Agreement, and shall be subject to any conditions and limitations set forth in Article 5 and contained elsewhere in this Plan and the Participation Agreement.

3.2
Vested Accrued Benefit. A Participant shall become vested in their Accrued Benefit upon attainment of age fifty-five (55) and completion of five (5) Years of Service. A Participant who terminates employment after attaining age 55 and completion of 5 Years of Service but prior to attaining Normal Retirement Age, prior to attaining Early Retirement Age (if applicable), and prior to incurring a Disability, shall be entitled to his Vested Accrued Benefit determined as of his date of Termination of Employment. Payment of such benefit shall commence on the first day of the calendar month next following the Participant's Normal Retirement Age.

The Participant's Vested Accrued Benefit shall be payable as a life annuity, commencing as of the first day of the calendar month next following the Participant's Normal Retirement Age and payable on or about the first day of each successive month thereafter until the Participant’s death, provided that if the Participant has an Eligible Spouse on the date his benefit commences, the Vested Accrued Benefit shall be payable in the form of an actuarial life with 100% survivor annuity as described in Section 3.11(ii) below (unless the Participant elects an Alternative Payment Method). Upon making all of such installments, the Company’s obligation to provide such payments will cease. No further benefit under this Plan is to be provided.

3.3
Early Retirement Benefit. If the Participant is designated with an Early Retirement Age and an Annual Early Retirement Target Benefit in their Participation Agreement and terminates employment on or after attaining their Early Retirement Age but prior to attaining Normal Retirement Age, the Participant’s Early Retirement Benefit will be the greater of (A) the Participant’s Early Retirement Annual Target Benefit as set forth in the Participant’s Participation Agreement or (B) the Participant’s Vested Accrued Benefit, which Vested Accrued Benefit will be reduced 5% for each calendar year (and prorated for each partial year thereof) that the Participant’s Termination of Employment precedes the Participant’s Normal Retirement Age. Payment of such Early Retirement Benefit shall commence on the first day of the calendar month next following the Participant’s Termination of Employment. The Company shall pay the Early Retirement Benefit to the Participant in the form of a life annuity, commencing on the first day of the calendar month next following the Participant's Termination of Employment, and payable on or about the first day of each successive month thereafter until the Participant's death, provided that if the Participant has an Eligible Spouse on the date his benefits commence, the Early Retirement Benefit shall be payable in the form of an actuarial life with 100% survivor annuity as described in Section 3.11(ii) below (unless the Participant elects an Alternative Payment Method). Upon making all of such installments, the Company's obligation to provide such payments will cease. No further benefit under this Plan is to be provided.

3.4
Normal Retirement Benefit. If the Participant terminates employment on or after attaining Normal Retirement Age, the Company shall pay to the Participant the Annual Target Benefit as set forth in the Participant’s Participation Agreement. Payment of such Normal Retirement Benefit shall commence on the first day of the calendar month next following the Participant's Termination of Employment. The Company shall pay such Normal Retirement Benefit to the Participant in the form of a life annuity, commencing on the first day of the calendar month next following the Participant's Termination of Employment, and payable on or about the first day of each successive month thereafter until the Participant's death, provided that if the Participant has an Eligible Spouse on the date his benefits commence, the Retirement Benefit shall be payable in the form of an actuarial life with 100% survivor annuity as described in Section 3.11(ii) below (unless the Participant elects an Alternative Payment Method). Upon making all of such installments, the Company's obligation to provide such payments will cease. No further benefit under this Plan is to be provided.

3.5
Disability Retirement Benefit. A Participant shall be eligible for a Disability Retirement Benefit if he incurs a Disability during employment (prior to attaining Early Retirement Age, if applicable, or Normal Retirement Age) and his Disability Retirement Date shall be the day on which the Participant is deemed to have incurred a Disability as defined in Section 1.11. The amount of the Participant's Disability Retirement Benefit shall be equal to his Accrued Benefit as of his Disability Retirement Date. A Disability Retirement Benefit shall commence as of the first day of the calendar month next following the date of the Participant's Normal Retirement Age and shall be payable in the form of a life annuity, commencing on the first day of the calendar month next following the Participant's Normal Retirement Age and payable on or about the first day of each successive month thereafter until the Participant’s death, provided that if the Participant has an Eligible Spouse on the date his benefits commence, the Disability Retirement Benefit shall be payable in the form of an actuarial life with 100% survivor annuity as described in Section 3.11(ii) below (unless the Participant elects an Alternative Payment Method). If a Participant who is entitled to a Disability Retirement Benefit dies prior to commencing payments and has a surviving Eligible Spouse on the date this benefit is to commence, unless the Participant elected the 15-year period Alternative Payment Method, the Company shall pay the Participant’s surviving Eligible Spouse the actuarial 100% survivor benefit under the Participant’s life and 100% survivor benefit commencing as of the first day of the calendar month next following the Participant’s Normal

Retirement Age. The Committee may in its sole discretion provide that a Participant who has a Disability will be credited with additional Years of Service after the Participant's Disability Retirement Date. Upon making all of such installments, the Company’s obligation to provide such payments will cease. No further benefit under this Plan is to be provided.

3.6
Termination Prior to Completion of Vesting Requirements. Except in the event of a Participant's death, Disability, attainment of his Early Retirement Age (if applicable) or attainment of Normal Retirement Age, or the occurrence of a Change in Control, prior to the Participant’s Termination of Employment, a Participant whose Termination of Employment occurs prior to meeting the vesting requirements of Section 3.2 shall be entitled to no benefits under this Plan.

3.7
Change in Control Benefit. Upon a Change in Control prior to the Participant’s Termination of Employment, a Participant shall become immediately vested in no less than (i) the Participant’s Annual Target Benefit if the Participant has attained Normal Retirement Age at such time or (ii) the greater of the Participant's Early Retirement Benefit, if applicable, or his Accrued Benefit (without any reduction for commencement of the payments before Normal Retirement Age), if the Participant has not attained Normal Retirement Age at such time but has qualified for Participant’s Early Retirement Benefit, if applicable, or (iii) his Accrued Benefit (notwithstanding the Years of Service at such time or whether the Participant has incurred a Disability), which benefit shall be payable as otherwise set forth in this Article 3. Notwithstanding any other provisions of this Plan, however, the Change in Control Benefit shall be increased as set forth in the Plan to the extent the Participant continues employment and accrues additional benefits after the Change in Control and the Participant’s Change in Control Benefit shall not be reduced for any calendar year or partial calendar year that the commencement of the Change in Control Benefit precedes the Participant's Normal Retirement Age. The Company shall pay the Change in Control Benefit to the Participant in the form of a life annuity, commencing on the date set forth in this Article 3 and payable on or about the first day of each successive month thereafter until the Participant's death, provided that if the Participant has an Eligible Spouse on the date his benefits commence, the Change in Control Benefit shall be payable in the form of an actuarial life with 100% survivor annuity as described in Section 3.11(ii) below (unless the Participant elects an Alternative Payment Method). Upon making all of such installments, the Company's obligation to provide such payments will cease. No further benefit under this Plan is to be provided.

3.8
Pre-Retirement Age Death Benefit for Married Participant. If a Participant entitled to a Vested Accrued Benefit pursuant to Section 3.2 dies prior to incurring a Disability, prior to Early Retirement Age, if applicable, and prior to Normal Retirement Age, and in either case prior to commencing payments and has a surviving Eligible Spouse on the date the Vested Accrued Benefit is to commence, unless the Participant elected the 15- year period Alternative Payment Method, the Company shall pay to the Participant's surviving Eligible Spouse commencing on the first day of the calendar month following the date that would have been the Participant's Normal Retirement Age, a survivor benefit amount equal to the benefit due as though

(i)	the Participant had a Termination of Employment just prior to his or her death,

(ii)	the Participant had survived to his or her Normal Retirement Age,

(iii)	at his or her Normal Retirement Age, the Participant had elected an actuarial life and 100% survivor benefit, and

(iv)	the Participant died immediately after his or her election.
The survivor benefit shall be payable to the Participant's surviving Eligible Spouse commencing on the date indicated above over the Eligible Spouse's lifetime. Upon making all of such payments, the Company's obligation to provide such payments will cease. No further benefit under this Plan is to be provided.

3.9
Death Benefit for Married Participant After Attaining Early Retirement Age, if Applicable, or Normal Retirement Age. If a married Participant dies prior to commencing retirement payments but after attaining Early Retirement Age, if applicable, or Normal Retirement Age as set forth in the Participation Agreement, and has a surviving Eligible Spouse, unless the Participant elected the 15-year period Alternative Payment Method, the Company shall pay the Participant's Eligible Spouse the actuarial 100% survivor benefit under the Participant's life and 100% survivor benefit, as defined in Article 3.11(ii), commencing on the first day of the calendar month next following the Participant’s death, as if the Participant had a Termination of Employment, elected an actuarial life and 100% survivor benefit and commenced benefits just prior to his death and then died. The benefit shall be payable to the surviving Eligible Spouse over the Eligible Spouse's lifetime. Upon making all of such payments, the Company's obligation to provide such payments will cease. No further benefit under this Plan is to be provided.

3.10
Death of Unmarried Participant. If a Participant who does not have an Eligible Spouse and has elected the 15-year period Alternative Payment Method pursuant to Section 3.11(iv) dies prior to commencing payments but after completing the requirements for a Vested Accrued Benefit, Disability Retirement Benefit, Early Retirement Benefit (if applicable) or Normal Retirement Benefit, the Participant's surviving Beneficiary shall be paid an amount equal to fifty percent (50%) of the lump sum Actuarial Equivalent of the Participant's Vested Accrued Benefit, Early Retirement Benefit, Disability Retirement Benefit, or Normal Retirement Benefit, as applicable, as set forth in Section 3.2, 3.3, 3.4 or 3.5 above, as applicable. Upon making such payment, the Company’s obligation to provide such payments will cease. No further benefit under this Plan is to be provided. If a Participant who does not have an Eligible Spouse has elected any payment method other than the 15-year period Alternative Payment Method, then no survivor benefit will be paid to any Beneficiary under the Plan other than the Eligible Spouse.

3.11	Alternative Payment Methods. A Participant may choose on the Election Form one of the following alternative forms of benefit payments that will apply when the Participant's benefit commences:

(i)	A life annuity payable for the Participant's life only with payments ceasing upon the Participant's death;

(ii)	Life annuity with 100% continuation to his surviving Eligible Spouse, where payments continue without reduction until the later of the Participant's death or the death of a designated Eligible Spouse;

(iii)
Life annuity with 50% continuation to his surviving Eligible Spouse, where payments continue until the Participant's death then, if the designated Eligible Spouse survives the Participant, fifty percent (50%) of the payment is paid to such designated Eligible Spouse until his or her death;

(iv)
15 year period certain (180 monthly payments) with no further payment after 15 years, provided that if the Participant dies prior to receiving 180 monthly payments, his designated Beneficiary will receive the remainder of such 180 monthly payments.

The amount of any alternative payment shall be based on the Actuarial Equivalent of the benefit that would otherwise be payable and commence as of the same time as the Participant’s original payment form except as described below.
An eligible Participant may change the election of the form of benefit payment among the annuity options in (i), (ii) and (iii) above by submitting a new Election Form, provided that if a Participant who is entitled to, or has elected, an annuity option under (i), (ii) or (iii) above wants to elect the 15-year period certain option in (iv) above or to change the Participant's election from the 15-year period certain option to an annuity option in (i), (ii) or (iii) above, the change must be permitted pursuant to Section 409A and the following rules shall apply: (i) the request for a change must be made at least one year prior to the date the Participant's distributions would otherwise commence; (ii) the new payment commencement date will be five (5) years after the date of commencement of payment previously elected by the Participant; and (iii) only one such change is permitted.
Notwithstanding anything to the contrary in Sections 3.8, 3.9 or 3.10 above, if the Participant has elected the 15-year period certain option in (iv) above, (A) the payments set forth in Sections 3.8 or 3.9 shall be made to the Participant’s surviving Eligible Spouse and shall commence at the time described therein but be made in the form described in Section 3.11(iv) above, provided the Participant has not designated someone other than his or her Eligible Spouse as a Beneficiary, subject to the provisions of this Section 3.11 for changes in elections, and (B) the payments set forth in Section 3.10 shall be made to the Participant’s surviving Beneficiary and shall commence at the time described therein but be made in the form described in Section 3.11(iv) above, subject to the provisions of this Section 3.11 for changes in elections.
3.12 Withholding and Payroll Taxes. The Company shall withhold from any and all benefit payments made under this Article 3, all federal, state and local income taxes, employment and other taxes required to be withheld by the Company in connection with the benefits hereunder, in amounts to be determined in the sole discretion of the Company. If employment or other taxes are required to be withheld prior to payment of benefits, the Company may reduce the Participant's other compensation, require that the Participant remit to the Company additional amounts, or make such other arrangements with the Participant as the Company shall determine to be necessary to satisfy such obligation.
3.13 Prior Plan Benefits. An Employee who participated in a Prior Plan shall not be eligible to participate in this Plan and no benefit shall be payable to, or for the benefit of, such Employee under this Plan until the Employee has waived and released all of his rights under the Prior Plan (and to any insurance policies or contracts relating to the Prior Plan) in a manner satisfactory to the Plan Administrator. In the event for any reason an Employee receives any benefit under a Prior Plan, the Employee's benefits under this Plan shall be reduced in an equitable manner (as determined by the Plan Administrator) by the amount of benefits received from the Prior Plan.
3.14 Section 409A Compliance. To the extent applicable, this Plan shall at all times be operated in accordance with the requirements of Section 409A, including any applicable transition rules. The Company shall have authority to take action, or refrain from taking any action, with respect to the payments and benefits under this Plan that is reasonably necessary to comply with Section 409A. Notwithstanding the other provisions of this Article 3, in the event a Participant who is a "specified employee" (as determined by the Plan Administrator in accordance with rules established by the Plan Administrator under Section 409A) becomes entitled to payment of his benefits, payment shall not commence until six (6) months and a day after his Termination of Employment (unless otherwise permitted by Section 409A), and on such date the payments that would have been made during such six (6)-month and a day period (unless otherwise permitted by Section 409A to be paid earlier) shall be made in a lump sum and the remaining payments will continue to be made as scheduled.
ARTICLE 4
BENEFICIARY
4.1    Beneficiary. A married Participant's Eligible Spouse shall be entitled to receive any benefits payable under the Plan upon the death of a Participant, provided, that, the Participant may designate someone other than his or her Eligible Spouse as a Beneficiary, but that designation shall only be effective if the Participant elects the 15-year period Alternative Payment Method pursuant to Section 3.10(iv), and the Participant dies after commencing to receive benefit payments and prior to the expiration of the 15-year period. The Beneficiary designated under this Plan may be the same as or different from the Beneficiary designation under any other plan of an Employer in which the Participant participates. An unmarried Participant may designate a Beneficiary for the benefit payable pursuant to Section 3.10(iv).

4.2
Beneficiary Designation: Change. A Participant shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Participant's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Participant or if the Participant designates his Eligible Spouse and the marriage is subsequently dissolved or terminated. A Participant shall have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Plan Administrator prior to the Participant's death.

4.3	Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

4.4
No Beneficiary Designation. If a married Participant who has elected the 15-year period payment option dies after commencing to receive payments without a valid Beneficiary designation, then the Participant's Eligible Spouse shall be the designated Beneficiary. If an unmarried Participant dies without designating a surviving Beneficiary, the benefits (or remaining benefits) shall be paid to the personal representative on behalf of the Participant's estate.

4.5
Facility of Payment. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Plan Administrator may direct payment of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship, as it may deem appropriate prior to distribution of the benefit. Any payment of a benefit shall be a payment for the account of the Participant and the Participant's Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Plan for such payment amount.

ARTICLE 5
GENERAL LIMITATIONS ON BENEFITS

5.1
Termination for Cause. If there is a Termination for Cause by an Employer of the Participant's employment, the Participant shall cease participation hereunder as of the date of such Termination for Cause and all benefits payable (or to be payable) to the Participant or the Participant's Beneficiary shall be forfeited, unless the Plan Administrator determines in its sole discretion to pay part or all of the Participant's Accrued Benefit.

5.2    Restrictive Covenant Provisions. (a) If, during his employment with an Employer or at any time during the one (1) year period after his Termination of Employment ("Restriction Period"), the Participant violates any of the Restrictive Covenants set forth in subsections (i) through (v) below, the Participant (and his Beneficiary) shall forfeit all rights to any benefits under the Plan. During the Restriction Period, the Participant shall not:

(i)	solicit any Customers for the purpose of providing services identical to or reasonably substitutable for the Company's Business;

(ii)
solicit or induce, or in any manner attempt to solicit or induce, any Person employed by the Company to leave such employment, whether or not such employment is pursuant to a written contract with the Company or any Affiliate or is at will;

(iii)	engage in any Restricted Activities within the Territory or from a business location servicing any part of the Territory;

(iv)	manage any personnel engaging in any Restricted Activities within the Territory; or

(v)
knowingly or intentionally damage or destroy the goodwill and esteem of the Company, any Affiliate, the Company's Business or the Company's or any Affiliate's suppliers, employees, patrons, customers, and others who may at any time have or have had relations with the Company or any Subsidiary.

The Participant further agrees that he or she will not, except as necessary to carry out his duties as an employee of the Company, disclose or use Confidential Information. The Participant further agrees that, upon termination or expiration of employment with the Company for any reason whatsoever or at any time, the Participant will upon request by the Company deliver promptly to the Company all materials (including electronically-stored materials), documents, plans, records, notes, or other papers, and any copies in the Participant's possession or control, relating in any way to the Company's Business, which at all times shall be the property of the Company.
(b)    For purposes of this Section 5.2, the following terms shall have the meanings specified below:

(i)	"Company's Business" means the business of operating a commercial or retail bank, savings association, mutual thrift, credit union, trust company, securities brokerage or insurance agency.

(ii)
"Confidential Information" means information, without regard to form, relating to the Company's or any Affiliate's customers, operation, finances, and business that derives economic value, actual or potential, from not being generally known to other Persons, including, but not limited to, technical or non-technical data (including personnel data), formulas, patterns, compilations (including compilations of customer information), programs, devices, methods, techniques, processes, financial data or lists of actual or potential customers (including identifying information about customers), whether or not in writing. Confidential Information includes information disclosed to the Company or any Affiliate by third parties that the Company or any Affiliate is obligated to maintain as confidential. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but information not constituting a trade secret only shall be treated as Confidential Information under this Agreement for a two (2) year period after the Date of Termination.

(iii)
"Customers" means all Persons that (1) the Participant serviced or solicited on behalf of the Company or any Affiliate, (2) whose dealings with the Company or any Affiliate were coordinated or supervised, in whole or in part, by the Participant, or (3) about whom the Participant obtained Confidential Information, in each case during the term of this Agreement or while otherwise employed by the Company.

(iv)	"Date of Termination" means the date upon which the Participant's employment with the Company ceases for any reason.

(v)	"Person" means any individual, corporation, bank, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity.

(vi)
"Restricted Activities" means serving as a director, officer, executive, manager, employee or business consultant for a commercial or retail bank, savings association, mutual thrift, credit union, trust company, securities brokerage or insurance agency.

(vii)	"Territory" means the Territory as defined in the Participant's most recent Award Agreement under the 2000 Key Employee Stock Option Plan.

(c)
The Participant expressly acknowledges and agrees that: (i) the restrictions set forth in this Section 5.2 are reasonable, in terms of scope, duration, geographic area, and otherwise, (ii) the protections afforded the Company in Section 5.2 are necessary to protect its legitimate business interest, (iii) the restrictions set forth in Section 5.2 will not be materially adverse to the Participant's employment with the Company, and (iv) his agreement to observe such restrictions forms a material part of the consideration for this Plan.

(d)
It is the intention of the parties that if any restrictive covenant in this Plan is determined by a court of competent jurisdiction to be overly broad, then the court should enforce such restrictive covenant to the maximum extent permitted under the law as to area, breadth and duration.

5.3    Change in Control. The non-compete and non-solicitation provisions set forth in
Section shall not be enforceable against a Participant following a Change in Control, provided that if the Participant has violated such provisions prior to a Change in Control, his benefits shall not be restored unless the Plan Administrator elects to reinstate the Participant's benefits.

5.4    Participant's Suicide or Misstatement. An Employee shall not be considered a
Participant and the Company shall not pay any benefit under this Plan if the Participant commits suicide within three years after the date of the Participant's initial Participation Agreement. In addition, an Employee shall not be considered a Participant and the Company shall not pay any benefit under this Plan if the Participant has made any material misstatement of fact on any application for insurance or any benefits provided by the Company to, or with respect to, the Participant.
ARTICLE 6
ADMINISTRATION OF PLAN
6.1    Plan Administrator Duties. This Plan shall be administered by a Plan Administrator that shall be an individual or committee appointed by the Board. The Plan Administrator shall have the discretionary authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and (ii) decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan or the benefits payable under the Plan. Notwithstanding any other provision hereof, the administration of the Plan relating to Named Executive Officers of the Company is subject to ratification by the Compensation Committee of the Board.
6.2    Agents. In the administration of this Plan, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to an Employer.
6.3    Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.
6.4    Indemnity of Plan Administrator. The Company shall indemnify and hold harmless the
Plan Administrator (and any members of a committee serving as Plan Administrator) against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct by the Plan Administrator or any of its members.

6.5
Employer Information. To enable the Plan Administrator to perform its functions, the Employers shall supply full and timely information to the Plan Administrator on all matters relating to the compensation of their Participants, the date and circumstances of the retirement, Disability, death or Termination of Employment of their Participants, and such other pertinent information as the Plan Administrator may reasonably require.

ARTICLE 7
CLAIMS AND REVIEW PROCEDURE

7.1
All claims for benefits under the Plan shall be submitted, in writing, to the Plan Administrator on forms prescribed by the Plan Administrator and must be signed by the Participant or, in the case of a death benefit, by Participant’s Beneficiary or legal representative. Any Participant or Beneficiary who disputes the amount of his or her entitlement to Plan benefits must file a claim in writing within two-hundred seventy (270) days of the event that the Participant or Beneficiary is asserting constitutes an entitlement to such Plan benefits or, if later, within ninety (90) days of the date the payment is due. Failure by the Participant or Beneficiary to submit such claim within such time periods shall bar the Participant or Beneficiary from any claim for benefits under the Plan as the result of the occurrence of such event or the failure to make such payment. In no event shall the Participant or other claimant be entitled to challenge a decision of the Plan Administrator with respect to a claim unless and until the claims procedures herein have been complied with and exhausted. Each claim shall be approved or disapproved by the Plan Administrator within ninety (90) days of the Plan Administrator’s receipt of each such claim. However, if special circumstances require an extension of time for the Plan

Administrator to process the claim, the ninety (90) day period may be extended for an additional ninety (90) days. Prior to the termination of the initial ninety (90) day period, the Plan Administrator shall provide the claimant with a written notice setting forth the reason for the extension. The notice shall indicate the special circumstance requiring the extension of time and the date by which the Plan Administrator expects to render the benefit determination.

7.2
In the event any claim (or benefit) is denied in whole or in part, the Plan Administrator shall, within the time period described in Section 7.1 above, notify the claimant in writing of such denial and of the claimant’s right to a review by the Plan Administrator and shall set forth, in a manner calculated to be understood by the claimant, specific reasons for such denial; including specific references to the Plan provisions on which the denial is based; descriptions of, and reasons for, any material or information necessary for the claimant to perfect his claim for review; and an explanation of the Plan’s review procedure and time limits applicable to such procedures, including the claimant’s right to bring civil action following an adverse benefit determination on review.

7.3
Any person whose application is denied in whole or in part may appeal to the Plan Administrator for a review of such denial. Such appeal shall be made by submitting to the Plan Administrator, within sixty (60) days of the receipt of initial denial, a written statement requesting a review of such denial and setting forth the grounds on which such appeal is made and any issues or comments which the claimant deems pertinent to his application. The claimant shall have the opportunity to submit written comments, documents and records relating to the claim and shall have reasonable access to and copies of documents and records relevant to the claim, upon request and free of charge. The Plan Administrator shall make an independent determination of the claimant’s eligibility for benefits within sixty (60) days of such appeal and shall give written notice to the claimant of its determination on review within such time period. If there are special circumstances requiring an extension of time for processing, a decision shall be rendered within one hundred twenty (120) days after receipt of the request for review. If an extension of time is required, the Plan Administrator will provide the claimant with written notification of the special circumstances involved and the date by which the Plan Administrator expects to render a final decision. The decision of the Plan Administrator on any appeal for benefits shall be final and conclusive. If a claimant’s request is wholly or partially denied on review, the Plan Administrator must give written notice to the claimant that contains the specific reasons for the denial, the Plan provisions on which the denial is based, a description of the Plan’s claim review procedures and the time limits applicable thereto, including the claimant’s right to bring civil action.

7.4	Notwithstanding the claims procedure set forth in Sections 7.1, 7.2 and 7.3 above, the following claims procedure shall apply for any claim based on a Disability.

(a)
If a Participant applies for a benefit under the Plan based on a Disability, and in the event a claim for benefits is wholly or partially denied by the Plan Administrator, the Plan Administrator shall, within a reasonable period of time, but no later than forty-five (45) days after receipt of the claim, notify the claimant in writing of the denial of the claim. This forty-five (45) day period may be extended up to thirty (30) days if such an extension is necessary due to matters beyond the control of the Plan, and the claimant is notified, prior to the expiration of the initial forty-five (45) day period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision. If, prior to the end of the first thirty (30) day extension period, the Plan Administrator determines that, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Plan Administrator notifies the claimant, prior to the expiration of the first thirty (30) days extension period, of the circumstances requiring the extension and the date as of which the Plan Administrator expects to render a decision. In the case of any extension, the notice of extension also shall specifically explain the standards on which entitlement to a benefit upon a Disability is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least forty-five (45) days within which to provide the specified information, if any.

(b)
If the Plan Administrator denies the claim for a Disability benefit in whole or in part, the claimant shall be provided with written notice of the denial stating the specific reason for the denial; reference to the specific Plan provisions on which the denial is based; a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and a description of the Plan’s review procedures (as set forth below) and the time limits applicable to such procedures, including the claimant’s right to bring civil action following an adverse benefit determination. If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion shall be provided to the claimant free of charge, or the claimant shall be informed that such rule, guideline, protocol, or other criterion shall be provided free of charge upon request.

(c)
If the claim for a Disability benefit is denied in full or in part, the claimant shall have the right to appeal the decision by sending a written request for review to the Plan Administrator within one hundred eighty (180) days of his receipt of the claim denial notification. The claimant may submit written comments, documents, records, and other information relating to his or her claim for benefits. Upon request, the claimant shall be provided free of charge and reasonable access to, and copies of, all documents, records and other information relevant to his claim.

(d)
Upon receipt of the claimant’s appeal of the denial of his claim, the Plan Administrator shall conduct a review that takes into account all comments, documents, records, and other information submitted by the claimant or his authorized representative relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination. The review shall not afford deference to the initial benefit determination and shall be conducted by an individual who is neither the individual who made the adverse benefit determination that is the subject of the appeal, nor the subordinate of such individual. The Plan Administrator shall consult a medical professional who has appropriate training and experience in the field of medicine relating to the claimant’s disability and who is neither consulted as part of the initial denial nor is the subordinate to such individual and shall identify the medical or vocational experts whose advice is obtained with respect to the initial benefit denial, without regard to whether the advice was relied upon in making the decisions. If a claim is denied due a medical judgment, the Plan Administrator will consult with a healthcare professional who has appropriate training and experience in the field of medicine involved in the medical judgment. The healthcare professional consulted will not be the same person consulted in connection with the initial benefit decision (nor be the subordinate of that person). The decision on review also will identify any medical or vocational experts who advised the Company’s benefits department in connection with the original benefit decision, even if the advice was not relied upon in making the decision.

(e)
The Plan Administrator shall notify the claimant of its determination on review within a reasonable period of time, but generally not later than forty-five (45) days after receipt of the request for review, unless the Plan Administrator determines that special circumstances require an extension of time for processing the claim. If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension will be furnished to the claimant prior to the termination of the initial forty-five (45) day period. In no event shall such extension exceed a period of forty-five (45) days from the end of the initial period. The extension notice shall indicate the special circumstances requiring extension of time and the date by which the Plan Administrator expects to render the determination on review.

(f)    If the Plan Administrator denies the claim on appeal, it shall notify the claimant in a manner to be understood by him of the specific reason or reasons for the adverse determination; reference to the specific Plan provisions on which the adverse determination is based; a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to his claim; and a statement indicating the claimant’s right to file a lawsuit upon completion of the claims procedure process. If an internal rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion shall be provided free of charge, or the claimant may be informed that such rule, guideline, protocol, or other criterion shall be provided free of charge upon request.
7.5    The Participant or other claimant shall only have ninety (90) days from the date of receipt of the Plan Administrator’s final decision on review in which to file suit regarding a claim for benefits under the Plan. If suit is not filed within such ninety (90) days, it shall be forever barred. The Plan Administrator’s decisions made hereunder shall be final and binding on all interested parties.
ARTICLE 8
AMENDMENT AND TERMINATION OF THE PLAN
8.1    Termination. The Company reserves the right to terminate the Plan at any time by the actions of the Board. In addition, the Company reserves the right to terminate an Employer's participation (and such Employer's Employees' participation) in the Plan by action of the Board; provided, however, that upon such termination, the Plan Administrator in its discretion may determine that all Participants who cease to be eligible to continue participation in the Plan because of such action will become one hundred percent (100%) vested in the greater of their Accrued Benefit, their Annual Early Retirement Target Benefit, or their Annual Target Benefit. Further, the termination of the Plan shall not adversely affect any Participant or his or her Beneficiary who has become entitled to the payment of any benefits under the Plan as of the date of termination regardless of whether payment of such benefits has commenced and the benefits of such affected Participant or Beneficiary shall be payable at the time and in the manner provided in Article 3.
8.2    Amendment. The Company may, at any time, amend or modify the Plan in whole or in part by the actions of the Board. The amendment or modification of the Plan shall not affect any Participant or his or her Beneficiary who has become entitled to the payment of benefits under the Plan as of the date of the amendment or modification.

8.3
Termination of Participation Agreement. Absent the earlier termination, modification or amendment of the Plan, the Participation Agreement of any Participant shall terminate upon the full payment of the applicable benefits as provided under Article 3.

ARTICLE 9
MISCELLANEOUS

9.1
Unsecured General Creditor. Participants and their Beneficiaries shall have no legal or equitable rights, interests or claims in any property or assets of the Company or an Employer. The Company's or Employer's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future.

9.2
Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between an Employer and the Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time for any reason, with or without cause, unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of an Employer or to interfere with the right of an Employer to discipline or discharge the Participant at any time.

9.3
Participation in Other Plans. Nothing herein contained shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Participant to participate in and be covered by any pension, profit sharing, group insurance, bonus or similar employee plans which an Employer may now or hereafter maintain.

9.4
Alienability. Neither the Participant nor any Beneficiary under this Plan shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify, or otherwise encumber in advance any of the benefits payable hereunder, nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony, or separate maintenance owed by the Participant or the Participant's Beneficiary or any of them, or to be transferable by operation of law in the event of bankruptcy, insolvency, or otherwise. In the event the Participant or any Beneficiary attempts assignment, commutation, hypothecation, transfer, or disposal of the benefit hereunder such action shall be of no force or effect and the Company's obligations hereunder to such Participant or Beneficiary shall immediately cease and terminate.

9.5	Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns and the Participant and the Participant's Beneficiary.

9.6
Reorganization. The Company shall require any corporation with which it merges or consolidates or to which it sells substantially all of its assets to assume and discharge the obligations of the Company under this Plan. Upon the occurrence of such event, the term "Company" as used in this Plan shall be deemed to refer to such succeeding or continuing company, firm, or person.

9.7
Interpretation. Wherever the fulfillment of the intent and purpose of this Plan requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

9.8
Alternative Action. In the event it shall become impossible for the Company or the Plan Administrator to perform any act required by this Plan, the Company or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Plan.

9.9	Applicable Law. Subject to ERISA, the provisions of this Plan shall be construed and interpreted in accordance with the laws of the state of Georgia, without regard to its conflict of law principles.
9.10 Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.
9.11 Furnishing Information. A Participant or his or her Beneficiary will cooperate with the Plan Administrator by furnishing any and all information requested by the Plan Administrator and take such other actions as may be requested in order to facilitate the administration of the Plan and the payments of benefits hereunder, including but not limited to taking such physical examinations as the Plan Administrator may deem necessary.
9.12 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.
9.13 Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Plan shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
United Community Banks, Inc.
Attention: Plan Administrator of the Modified Retirement Plan
P.O. Box 398
Blairsville, Georgia 30514
Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to a Participant under this Plan shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Participant.
9.14 Signed Copies. This Plan may be executed in any number of counterparts, each of whom shall be deemed to be an original, and such counterparts taken together shall constitute one (1) and the same instrument.
9.15 Section 409A. This Plan is intended to satisfy the requirements of Code Section 409A and any regulations or guidance that may be adopted thereunder from time to time, including any transition relief available under applicable guidance related to Code Section 409A. The Plan may be amended or interpreted by the Committee as it determines necessary or appropriate in accordance with Code Section 409A and to avoid a plan failure under Code Section 409A(1).
IN WITNESS WHEREOF, the Company has caused this Plan to be duly executed by its authorized officers to be effective as of January 1, 2016.